Exhibit 99.1

Towers Watson Reports Strong Third Quarter Earnings

  Revenues increased 2% over prior year third quarter (7% constant currency)
  EBITDA Margin increased to 22%, from 20% for the prior year third quarter
  Adjusted Diluted Earnings per Share of $1.63, up 3% over prior year third quarter
  Diluted Earnings per Share of $1.49, up 7% over prior year third quarter
  Increases Expected Fiscal Year 2015 Adjusted Diluted EPS Range to $6.03 to $6.10
  Maintains Expected Fiscal Year 2015 Revenues of approximately $3.6 billion

ARLINGTON, Va.--(BUSINESS WIRE)--May 5, 2015--Towers Watson (NASDAQ: TW), a leading global professional services company, today announced financial results for the third quarter of fiscal year 2015, which ended March 31, 2015.

Total revenues were $921 million for the quarter, an increase of 2% (7% constant currency and organic) from $905 million for the third quarter of fiscal 2014.

EBITDA for the third quarter of fiscal 2015 was $205 million, or 22% of revenues, versus Adjusted EBITDA of $183 million, or 20% of revenues, for the prior-year third quarter.

Income from continuing operations for the third quarter of fiscal 2015 was $104 million, an increase from $102 million from the prior-year third quarter. For the quarter, diluted earnings per share from continuing operations were $1.49, and adjusted diluted earnings per share from continuing operations were $1.63. The tax rate for the quarter for continuing operations was 36%, as compared to 28% for the prior-year third quarter. The prior-year third quarter tax rate benefited from one-time reserve adjustments.

“We are very pleased with our third quarter results. Healthcare and pension consulting as well as pension administration drove revenue growth in the Benefits segment. Talent and Rewards delivered its strongest quarter in almost four years due to the high level of global M&A activity, and Exchange Solutions continued to exceed expectations, as demand for retiree exchange and healthcare administration remained strong,” said John Haley, Towers Watson’s chief executive officer. “The fiscal year-to-date results are a testament to the work ethic of our associates, and their commitment to creating value for our clients. These factors are critical as we continue to focus on building long-term sustainable earnings growth.”

Third Quarter Company Highlights

Benefits

For the quarter, the Benefits segment had revenues of $496 million, a decrease of 1% (5% increase constant currency) from $501 million in the prior-year third quarter. Retirement had mid-single digit constant currency revenue growth, led by EMEA and Asia Pacific. The timing of commissions and valuation work drove growth in EMEA and an increase in consulting work drove the growth in the Asia Pacific region. Health and Group Benefits had low-double digit constant currency revenue growth due to an increase in new plan management clients and special projects. Technology and Administration Solutions had constant currency revenue growth in the mid-single digits, due to an increase in administration and special projects in EMEA. The Benefits segment had a Net Operating Income (“NOI”) margin of 39% in the third quarter of fiscal 2015.

Exchange Solutions

For the quarter, the Exchange Solutions segment had revenues of $97 million, an increase of 31% (31% increase constant currency) from $74 million in the prior-year third quarter. Retiree and Access Exchanges revenue increased by over 30% due to a strong enrollment season and a growing membership base. OneExchange Active revenues increased by over 70% as a result of the annual enrollment season. Health and Welfare Administration revenue increased by more than 20% due to an expanded client base and a strong demand for special projects. The Exchange Solutions segment had an NOI margin of 21% in the third quarter of fiscal 2015. The second half of the fiscal year is seasonally stronger due to the timing of enrollments.

Risk and Financial Services

For the quarter, the Risk and Financial Services segment had revenues of $156 million, a decrease of 10% (3% decrease constant currency) from $174 million in the prior-year third quarter. Risk Consulting and Software had a constant currency revenue decline of mid-single digits. Increased software sales were off-set by lower consulting demand. Investment constant currency revenue increased by low-single digits, due to increased performance fees and project work. The Risk and Financial Services segment had an NOI margin of 32% in the third quarter of fiscal 2015.

Talent and Rewards

For the quarter, the Talent and Rewards segment had revenues of $140 million, an increase of 10% (15% increase constant currency) from $128 million in the prior-year third quarter. Executive Compensation constant currency revenues increased by low-double digits, due to increased M&A activity in the Americas and Asia Pacific regions. Rewards, Talent and Communication had constant currency revenue growth over 20%, primarily driven by M&A activity in the Americas and EMEA regions. Data, Surveys and Technology had high-single digit constant currency revenue growth, due to the timing of survey delivery and strong demand for HR technology projects. The Talent and Rewards segment had an NOI margin of 20% in the third quarter of fiscal 2015. The second half of the fiscal year typically has lower margins due to the seasonality of the business.

Outlook for Fiscal 2015

For fiscal 2015, the company continues to expect to report revenues of approximately $3.6 billion and is increasing expected adjusted diluted earnings per share to the range of $6.03 to $6.10. This guidance assumes an average exchange rate of 1.57 U.S. dollars to the British Pound and 1.20 U.S. dollars to the Euro for fiscal 2015.

Conference Call

The company will host a live webcast and conference call to discuss the financial results for the third quarter of fiscal 2015. It will be held on Tuesday, May 5, 2015, beginning at 9:00 a.m. Eastern Time, and can be accessed via the Internet at www.towerswatson.com. The replay of the call will be available shortly after the live call for a period of three months. A telephonic replay of the call will also be available through May 6, 2015 at 404-537-3406, conference ID 23646444.

About Towers Watson

Towers Watson is a leading global professional services company that helps organizations improve performance through effective people, risk and financial management. With 15,000 associates around the world, the company offers consulting, technology and solutions in the areas of benefits, talent management, rewards, and risk and capital management. Learn more at towerswatson.com.

Non-U.S. GAAP Measures

In order to assist readers of our financial statements in understanding the core operating results that the Company’s management uses to evaluate the business and for financial planning, we present the following non-U.S. GAAP measures: (1) Constant Currency Change, (2) Organic Change, (3) Adjusted EBITDA, (4) Adjusted Diluted Earnings Per Share from continuing operations, (5) Adjusted income from continuing operations and (6) Free Cash Flow. The Company believes these measures are relevant and provide useful information widely used by analysts, investors and other interested parties in our industry to provide a baseline for evaluating and comparing our operating results.

We evaluate our revenues on an as reported, constant currency, and an organic basis. We believe providing constant currency and organic information provides valuable supplemental information regarding our results, consistent with how we evaluate our performance internally.

We consider Adjusted EBITDA and Adjusted Diluted Earnings Per Share from continuing operations to be important financial measures, which we use to internally evaluate and assess our core operations, and benchmark our operating results against our competitors. We use Adjusted EBITDA to evaluate and measure awards made under our performance-based compensation plans. Adjusted EBITDA and Adjusted Diluted Earnings Per Share are important in illustrating what our operating results would have been had we not incurred these acquisition-related expenses. Adjusted Income from continuing operations is used solely for the purpose of calculating Adjusted diluted earnings per share. Free Cash Flow is used to evaluate our core operating performance.

The Company’s non-U.S. GAAP measures and their accompanying definitions are presented as follows:

  Constant Currency Change – Represents the year over year change in revenues excluding the impact of foreign currency fluctuations. To calculate this impact, the prior year local currency results are first translated using the current year monthly average exchange rates. The change is calculated by comparing the adjusted prior year revenues to the current year as reported revenues for the same period.
  Organic Change - excludes both the impact of fluctuations in foreign currency exchange rates, as described above, as well as the impact of acquisitions and divestitures.
  Adjusted EBITDA – net income (attributable to common stockholders) adjusted for discontinued operations, net of tax, provision for income taxes, interest, net, depreciation and amortization, transaction and integration expenses, and other non-operating income excluding income from variable interest entity.
  Adjusted diluted earnings per share - Adjusted Income from continuing operations divided by the weighted average shares of common stock, diluted.
  Adjusted income from continuing operations – net income (attributable to common stockholders) adjusted for discontinued operations, net of tax, and adjusted for certain tax-effected merger and acquisition related items of amortization of intangible assets and transaction and integration expenses.
  Free Cash Flow - Cash Flows from Operating Activities less cash used to purchase Fixed Assets and Software for Internal Use.

These non-U.S. GAAP measures are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies. Non-U.S. GAAP measures should be considered in addition to, and not as a substitute for, the information contained within our financial statements.

Reconciliation of the As Reported Change to Constant Currency Change, the As Reported Change to Organic Change, Net income (attributable to common stockholders) to Adjusted EBITDA, Net income (attributable to common stockholders) to Adjusted income from continuing operations, Diluted earnings per share from continuing operations to Adjusted Diluted Earnings Per Share from continuing operations and Cash Flows from Operating Activities to Free Cash Flow are included in the accompanying tables and supplemental slides to today’s press release.

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements and other forward-looking statements in this document by words such as “may”, “will”, “would”, “expect”, “anticipate”, “believe”, “estimate”, “plan”, “intend”, “continue”, or similar words, expressions or the negative of such terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of Towers Watson's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: a decline in client demand (for example, resulting from the reduced use of defined benefit plans); the risk of a disclosure breach of company or client data; the risk of translation exposure impacting our results, arising from foreign currency exchange and interest rate fluctuations and volatility; the ability to successfully make suitable acquisitions and divestitures; the risk that the acquisitions of Saville Consulting and Liazon, and other acquisitions, are not profitable or are not otherwise successfully integrated; our ability to protect client data and our information systems; the risk that potential changes in federal and state health care regulations, or future interpretation of existing regulations, may have a material adverse impact on our business; the risk that our Exchange Solutions or OneExchange businesses fail to maintain good relationships with insurance carriers, become dependent upon a limited number of insurance carriers or fail to develop new insurance carrier relationships; the risk that changes and developments in the health insurance system in the United States could harm our business; our ability to respond to rapid technological changes; the ability to recruit and retain qualified employees and to retain client relationships; and the risk that a significant or prolonged economic downturn could have a material adverse effect on Towers Watson's business, financial condition and results of operations. Additional risks and factors are identified under “Risk Factors” in Towers Watson’s most recent Annual Report on Form 10-K filed with the SEC.

You should not rely upon forward-looking statements as predictions of future events because these statements are based on assumptions that may not come true and are speculative by their nature. Towers Watson does not undertake an obligation to update any of the forward-looking information included in this document, whether as a result of new information, future events, changed expectations or otherwise.

TOWERS WATSON & CO.
Supplemental Segment Information
(In Thousands of U.S. Dollars)
(Unaudited)

Segment Revenue

	Revenue for the Three			Components of Revenue Change
	Months Ended March 31,		As Reported	Currency	Constant Currency	Acquisitions	Organic
	2015	2014	Change	Impact	Change	Divestitures	Change

Benefits*	$495,689	$500,795	(1)%	(6)%	5%	0%	5%
Exchange Solutions*	96,963	74,170	31%	0%	31%	0%	31%
Risk & Financial Services	156,212	174,382	(10)%	(7)%	(3)%	0%	(3)%
Talent & Rewards	140,103	127,572	10%	(5)%	15%	0%	15%
Reportable Segments	$888,967	$876,919

*FY14 recast to reflect Exchange Solutions Segment expansion

	Revenue for the Nine			Components of Revenue Change
	Months Ended March 31,		As Reported	Currency	Constant Currency	Acquisitions	Organic
	2015	2014	Change	Impact	Change	Divestitures	Change

Benefits*	$1,449,729	$1,388,890	4%	(3)%	7%	0%	7%
Exchange Solutions*	277,169	201,567	38%	0%	38%	3%	35%
Risk & Financial Services	458,516	477,343	(4)%	(3)%	(1)%	0%	(1)%
Talent & Rewards	477,370	451,464	6%	(2)%	8%	0%	8%
Reportable Segments	$2,662,784	$2,519,264

*FY14 recast to reflect Exchange Solutions Segment expansion

Reconciliation of Reportable Segment Revenues to Consolidated Revenues

		Three Months Ended March 31,		Nine Months Ended March 31,
		2015	2014	2015	2014

Reportable Segments		$888,967	$876,919	$2,662,784	$2,519,264
Reimbursable Expenses and Other		31,747	27,914	93,959	83,663
Consolidated Revenues		$920,714	$904,833	$2,756,743	$2,602,927

Reconciliation of As Reported Revenue change to Constant Currency change and Organic change

				Components of Revenue Change
	Consolidated Revenues		As Reported	Currency	Constant Currency	Acquisitions	Organic
	2015	2014	Change	Impact	Change	Divestitures	Change

Three Months ended March 31,	$920,714	$904,833	2%	(5)%	7%	0%	7%
Nine Months ended March 31,	$2,756,743	$2,602,927	6%	(2)%	8%	0%	8%

TOWERS WATSON & CO.
Supplemental Segment Information
(In Thousands of U.S. Dollars)
(Unaudited)

Segment Net Operating Income

	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014

Benefits*	$190,873	$172,445	$521,655	$440,084
Exchange Solutions*	20,803	17,037	47,277	34,518
Risk & Financial Services	49,670	53,047	126,975	109,976
Talent & Rewards	27,946	11,558	132,357	108,718
Reportable Segments	$289,292	$254,087	$828,264	$693,296

*FY14 recast to reflect Exchange Solutions Segment expansion

Reconciliation of Reportable Segment Net Operating Income to Income from Operations

	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014

Reportable Segments	$289,292	$254,087	$828,264	$693,296
Differences in Allocation Methods	(1,180)	(6,885)	26,204	9,970
Amortization of Intangible Assets	(15,033)	(19,380)	(49,849)	(56,963)
Transaction and Integration Expenses	-	(241)	-	(1,049)
Stock-Based Compensation	(4,729)	(2,362)	(16,019)	(7,707)
Discretionary Compensation	(97,533)	(75,712)	(300,912)	(225,919)
Payroll Tax on Discretionary Compensation	(5,861)	(5,335)	(17,707)	(13,978)
Other, net	(479)	(5,749)	(12,496)	(28,380)
Income from Operations	$164,477	$138,423	$457,485	$369,270

TOWERS WATSON & CO.
Reconciliation of Non-GAAP Measures
(In Thousands of U.S. Dollars, Except Per Share Data)
(Unaudited)

	Three Months Ended March 31,				Nine Months Ended March 31,
	2015		2014		2015		2014

Net Income (attributable to common stockholders)	$104,142		$102,506		$295,876		$276,908
Less: Income from Discontinued Operations, net of tax	-		3,939		-		5,980
Income from Continuing Operations (attributable to common stockholders)	104,142		98,567		295,876		270,928
Adjusted for certain acquisition related items:
Amortization of intangible assets	9,602		13,993		32,477		42,834
Transaction and integration expenses including severance	-		174		-		724
Adjusted Income from continuing operations	$113,744		$112,734		$328,353		$314,486

Weighted average shares of common stock, diluted (000)	69,771		70,884		70,163		71,047

Diluted EPS from continuing operations	$1.49		$1.39		$4.22		$3.81
Adjusted for certain acquisition related items:
Amortization of intangible assets	0.14		0.20		0.46		0.60
Transaction and integration expenses including severance	-		-		-		0.01
Adjusted Diluted EPS from continuing operations	$1.63		$1.59		$4.68		$4.42

	Three Months Ended March 31,				Nine Months Ended March 31,
	2015		2014		2015		2014

Net Income (attributable to common stockholders)	$104,142		$102,506		$295,876		$276,908
Less: Income from Discontinued Operations, net of tax	-		3,939		-		5,980
Income from Continuing Operations (attributable to common stockholders)	104,142		98,567		295,876		270,928
Provision for Income Taxes	59,025		39,231		158,459		96,322
Interest, net	1,541		1,332		4,098		4,706
Depreciation and Amortization	41,185		44,250		130,161		130,931
Transaction and Integration Expenses	-		241		-		1,049
Other Non-Operating Income (a)	(449)		(1,104)		(1,314)		(3,446)
Adjusted EBITDA and Adjusted EBITDA Margin	$205,444	22.3%	$182,517	20.2%	$587,280	21.3%	$500,490	19.2%

(a) Other non-operating income includes income/(loss) from affiliates and other non operating income excluding income from variable interest entity

TOWERS WATSON & CO.
Condensed Consolidated Statements of Operations
(In Thousands of U.S. Dollars, Except Per Share Data)
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014

Revenue	$920,714	$904,833	$2,756,743	$2,602,927

Costs of providing services:
Salaries and employee benefits	544,176	547,385	1,634,023	1,574,535
Professional and subcontracted services	65,838	57,729	199,673	188,203
Occupancy	32,416	33,961	105,245	102,288
General and administrative expenses	72,622	82,844	230,156	236,651
Depreciation and amortization	41,185	44,250	130,161	130,931
Transaction and integration expenses	-	241	-	1,049
	756,237	766,410	2,299,258	2,233,657

Income from operations	164,477	138,423	457,485	369,270

Loss from affiliates	(17)	-	(17)	-
Interest income	938	758	2,895	1,847
Interest expense	(2,479)	(2,090)	(6,993)	(6,553)
Other non-operating income	466	4,053	1,331	9,743

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	163,385	141,144	454,701	374,307

Provision for income taxes	59,025	39,231	158,459	96,322

INCOME FROM CONTINUING OPERATIONS	104,360	101,913	296,242	277,985

Income from discontinued operations, net of tax of $-, $175, $- and $41,012, respectively	-	3,939	-	5,980

NET INCOME BEFORE NON-CONTROLLING INTERESTS	104,360	105,852	296,242	283,965

Less: Income attributable to non-controlling interests	218	3,346	366	7,057

NET INCOME (attributable to common stockholders)	$104,142	$102,506	$295,876	$276,908

Basic earnings per share (attributable to common stockholders):
Income from continuing operations	$1.50	$1.40	$4.23	$3.83
Income from discontinued operations	-	0.06	-	0.09
Net income	$1.50	$1.46	$4.23	$3.92

Diluted earnings per share (attributable to common stockholders):
Income from continuing operations	$1.49	$1.39	$4.22	$3.81
Income from discontinued operations	-	0.06	-	0.09
Net income	$1.49	$1.45	$4.22	$3.90

Weighted average shares of common stock, basic (000)	69,602	70,447	69,909	70,685
Weighted average shares of common stock, diluted (000)	69,771	70,884	70,163	71,047

TOWERS WATSON & CO.
Condensed Consolidated Balance Sheets
(In Thousands of U.S. Dollars, Except Share Data)
(Unaudited)

	March 31,	June 30,
	2015	2014

Assets
Cash and cash equivalents	$690,408	$727,849
Fiduciary assets	24,026	12,010
Short-term investments	69,177	122,761
Receivables from clients:
Billed, net of allowances of $10,918 and $8,075	484,791	507,213
Unbilled, at estimated net realizable value	340,924	314,020
	825,715	821,233

Other current assets	143,181	124,645
Total current assets	1,752,507	1,808,498
Fixed assets, net	370,175	374,444
Deferred income taxes	56,763	79,103
Goodwill	2,112,107	2,313,058
Intangible assets, net	579,575	657,293
Other assets	439,531	395,390
Total Assets	$5,310,658	$5,627,786

Liabilities
Accounts payable, accrued liabilities and deferred income	$390,846	$404,760
Employee-related liabilities	479,117	518,532
Fiduciary liabilities	24,026	12,010
Term loan - current	25,000	25,000
Other current liabilities	55,143	74,297
Total current liabilities	974,132	1,034,599

Revolving credit facility	-	-
Term loan	181,250	200,000
Accrued retirement benefits and other employee-related liabilities	671,413	768,024
Professional liability claims reserve	238,549	225,959
Other noncurrent liabilities	257,270	288,255
Total Liabilities	2,322,614	2,516,837

Commitments and contingencies

Stockholders' Equity
Class A Common Stock -- $0.01 par value: 300,000,000 shares authorized; 74,552,661 issued, and 69,451,434 and 70,338,891 outstanding	746	746
Additional paid-in capital	1,869,270	1,849,119
Treasury stock, at cost -- 5,101,227 and 4,213,770 shares	(402,323)	(286,182)
Retained earnings	1,987,231	1,722,927
Accumulated other comprehensive loss	(480,503)	(189,702)
Total Stockholders' Equity	2,974,421	3,096,908
Non-controlling interest	13,623	14,041
Total Equity	2,988,044	3,110,949

Total Liabilities and Total Equity	$5,310,658	$5,627,786

TOWERS WATSON & CO.
Condensed Consolidated Statements of Cash Flows
(In Thousands of U.S. Dollars)
(Unaudited)

	Nine Months Ended March 31,
	2015	2014

Cash flows from operating activities:
Net income before non-controlling interests	$296,242	$283,965
Adjustments to reconcile net income to net cash from operating activities:
Provision for doubtful receivables from clients	19,086	4,241
Depreciation	80,312	73,967
Amortization of intangible assets	49,849	57,402
Gain on sale of discontinued operations, pretax	-	(23,631)
Provision for deferred income taxes	23,727	64,052
Stock-based compensation	26,323	16,045
Other, net	1,696	(3,743)
Changes in operating assets and liabilities
Receivables from clients	(91,506)	16,846
Fiduciary assets	(12,016)	113,017
Other current assets	(10,850)	1,016
Other noncurrent assets	3,269	(6,432)
Accounts payable, accrued liabilities and deferred income	(10,501)	(34,948)
Employee-related liabilities	12,003	(128,510)
Fiduciary liabilities	12,016	(113,017)
Accrued retirement benefits and other employee-related liabilities	(92,254)	(113,690)
Professional liability claims reserves	21,801	9,418
Other current liabilities	13,709	(607)
Other noncurrent liabilities	(29,385)	(14,141)
Income tax related accounts	(43,032)	21,501
Cash flows from operating activities	270,489	222,751

Cash flows used in investing activities:
Cash paid for business acquisitions	(1,255)	(210,814)
Cash transferred with discontinued operations	-	(25,066)
Proceeds from discontinued operations	-	256,953
Cash acquired from business acquisitions	-	3,949
Fixed assets and software for internal use	(48,540)	(50,825)
Capitalized software costs	(46,478)	(36,596)
Purchases of investments of consolidated variable interest entity	-	(109,510)
Purchases of held-to-maturity investments	(202,757)	(14,994)
Redemptions of held-to-maturity investments	232,178	-
Purchases of available-for-sale securities	(8,449)	(44,891)
Sales and redemptions of available-for-sale securities	29,164	74,246
Cash flows used in investing activities	(46,137)	(157,548)

Cash flows (used in) / from financing activities:
Borrowings under credit facility	275,000	220,600
Repayments under credit facility	(275,000)	(220,600)
Repayments of notes payable	(18,750)	(18,750)
Cash received from consolidated variable interest entity	-	109,510
Contingent retention liability	-	21,746
Cash paid on retention liability	(10,338)	(1,939)
Dividends paid	(30,659)	(11,165)
Repurchases of common stock	(133,849)	(74,506)
Payroll tax payments on vested shares	(10,764)	(7,457)
Excess tax benefits	4,603	9,800
Cash flows (used in) / from financing activities	(199,757)	27,239

Effect of exchange rates on cash	(62,036)	11,713

(Decrease) / increase in cash and cash equivalents	(37,441)	104,155

Cash and cash equivalents at beginning of period	727,849	532,805

Cash and cash equivalents at end of period	$690,408	$636,960

CONTACT:
Towers Watson
Aida Sukys, +1 703-258-8033
aida.sukys@towerswatson.com